Exhibit 99.1

Actuant Reports First Quarter Results; Updates Fiscal 2017 Guidance

MILWAUKEE--(BUSINESS WIRE)--December 21, 2016--Actuant Corporation (NYSE: ATU) today announced results for its first quarter ended November 30, 2016.

Highlights

  Consolidated sales were 13% below the comparable prior year quarter with acquisitions net of divestitures a 2% benefit and foreign currency rate changes a 1% headwind. As expected, first quarter core sales were down 14% on a year-over-year basis (total sales excluding the impact of acquisitions, divestitures and foreign currency rate changes) with difficult Energy segment comparisons the most significant factor.
  GAAP diluted earnings per share (“EPS”) were $0.08 in the first quarter of fiscal 2017 versus $0.26 in the prior year. Excluding first quarter fiscal 2017 restructuring and transition charges of a combined $0.12 per share, adjusted EPS was $0.20 (see Consolidated Results below and attached reconciliation of earnings).
  Restructuring activities related to facility consolidations and staffing reductions remain on track, totaling approximately $3 million in the first quarter.
  Reaffirmed full year sales guidance of $1.075-1.125 billion and increased the EPS guidance range to $1.10-1.30 per share (excluding restructuring and transition charges).

Randy Baker, President and CEO of Actuant commented, “I’m pleased we met our financial commitments for the first quarter given continued weak conditions in most of our end markets. Core sales comparisons were difficult in Energy given last year’s large Middle East maintenance job, while the other segments experienced tepid but stable demand in the general industrial, agriculture and off-highway markets. Margins reflect the impact of the volume declines, and were in line with our outlook. Excluding restructuring and the previously announced transition charges, EPS of $0.20 modestly exceeded our guidance due to a lower effective income tax rate which we expect to also benefit the remainder of the year. First quarter cash flow was on track and our net debt leverage remains at a reasonable level. In summary, a solid start to the fiscal year. I am proud and appreciative of the efforts and execution of Actuant employees to meet our financial commitments.”

Consolidated Results

Consolidated sales for the first quarter were $266 million, 13% lower than the $305 million in the comparable prior year quarter. Core sales were down 14% while foreign currency rate changes reduced sales 1% with net acquisitions/divestitures a 2% sales benefit. Fiscal 2017 first quarter net earnings and EPS were $5.0 million, or $0.08, compared to $15.4 million and $0.26, respectively, in the comparable prior year quarter. Fiscal 2017 first quarter earnings included restructuring charges of $3.0 million ($2.2 million or $0.04 per share after tax) and $7.8 million ($4.9 million or $0.08 per share after tax) of previously announced director and officer transition charges primarily reflecting accelerated vesting of equity compensation. First quarter 2016 results included $4.4 million ($3.2 million or $0.05 per share, after tax) of restructuring charges. Excluding these items, adjusted EPS for the first quarter of fiscal 2017 was $0.20 compared to $0.31 in the comparable prior year period (see attached reconciliation of earnings).

Segment Results

Industrial Segment
(US $ in millions)

	Three Months Ended November 30,
	2016	2015
Sales	$87.3	$88.9
Operating Profit	$18.8	$20.6
Adjusted Operating Profit (1)	$19.5	$21.3
Adjusted Operating Profit %(1)	22.3%	23.9%

(1) Excludes restructuring charges of $0.7 million in both periods.

First quarter fiscal 2017 Industrial segment sales were $87 million or 2% lower than the prior year. The Larzep acquisition added 2% while currency was neutral, resulting in a 4% year-over-year core sales decline. The core sales rate of change improved from -8% in the fourth quarter of fiscal 2016. Overall demand remains modest but consistent, most notably in the general industrial, mining and energy markets. First quarter adjusted operating profit margin of 22.3% was in line with expectations given the volume decline and unfavorable sales mix.

Energy Segment
(US $ in millions)

	Three Months Ended November 30,
	2016	2015
Sales	$84.6	$113.8
Operating Profit	$3.2	$10.1
Adjusted Operating Profit (2)	$3.3	$12.1
Adjusted Operating Profit %(2)	3.9%	10.7%
(2) Excludes restructuring charges of $0.1 million and $2.0 million in the first quarter of fiscal 2017 and 2016, respectively.

Fiscal 2017 first quarter Energy segment sales declined 26% year-over-year to $85 million. Excluding the 2% unfavorable impact of the stronger US dollar, and 7% benefit from March’s process & pipeline services acquisition, year-over-year core sales declined 31%. As anticipated, Hydratight’s sales decreased significantly due to the prior year’s sizable Middle East refinery turnaround job and North American service activity. Cortland and Viking continue to experience year-over-year declines due to lower upstream oil & gas related demand. First quarter Energy segment adjusted operating profit margin declined primarily due to the lower volumes and unfavorable mix.

Engineered Solutions Segment
(US $ in millions)

	Three Months Ended November 30,
	2016	2015
Sales	$93.9	$102.4
Operating Profit	$0.7	$3.5
Adjusted Operating Profit (3)	$2.8	$4.9
Adjusted Operating Profit %(3)	3.0%	4.8%
(3) Excludes restructuring charges of $2.1 million and $1.4 million in the first quarter of fiscal 2017 and 2016, respectively.

First quarter fiscal 2017 Engineered Solutions segment sales were $94 million or 8% below the prior year. Excluding the 3% Sanlo divestiture impact, year-over-year core sales were down 5%, but improved sequentially from -9% in the fiscal 2016 fourth quarter. Fiscal 2017 sales reflect growth in heavy-duty truck, notably in China, offset by continued weak demand across most of the segment’s other markets such as agriculture and off-highway equipment. First quarter adjusted operating profit margin declined year-over-year due to lower sales and reduced absorption on lower production volumes.

Corporate and Income Taxes

Corporate expenses (excluding transition charges of $7.8 million) for the first quarter of fiscal 2017 were $6.5 million, or $2.1 million lower than the comparable prior year period due primarily to reduced healthcare and outside services spending. Excluding the tax benefit on restructuring and transition charges, the approximate 5% first quarter effective income tax rate was favorable to both the prior year and guidance due to the benefit of tax reduction initiatives.

Financial Position

Net debt at November 30, 2016 was approximately $400 million (total debt of $577 million less $177 million of cash) and the net debt to EBITDA leverage was 2.7x.

Outlook

Baker continued, "As the first quarter results demonstrate, we are on track to meet our financial commitments for the fiscal year. In addition to sales, earnings and cash flow, both our restructuring and sales effectiveness improvement actions are proceeding according to plan. Additionally, we identified and are pursuing further actions which should reduce our income tax expense, driving incremental EPS of approximately $0.10 for the fiscal year.

For the full year, we are maintaining our prior sales guidance in the $1.075-1.125 billion range with core sales down 2-6%. We are increasing our adjusted EPS guidance from $1.00-1.20 to $1.10-1.30. Free cash flow is projected to be in the $85-95 million range in fiscal 2017.

We expect second quarter sales to be in the $250-260 million range, with EPS of $0.08-0.13. The second quarter outlook incorporates the normal seasonal slowdown experienced across nearly all of our businesses.

All guidance excludes restructuring and transition costs, as well as the impact of potential future acquisitions and share repurchases. Our focused tuck-in acquisition pipeline is strong, and our free cash flow and revolver capacity provide ample capital to fund our deployment priorities."

Conference Call Information

An investor conference call is scheduled for 10am CT today, December 21, 2016. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	November 30,	August 31,
	2016	2016

ASSETS
Current assets
Cash and cash equivalents	$176,871	$179,604
Accounts receivable, net	188,815	186,829
Inventories, net	135,064	130,756
Other current assets	48,098	45,463
Total current assets	548,848	542,652

Property, plant and equipment, net	110,542	114,015
Goodwill	509,478	519,276
Other intangible assets, net	230,532	239,475
Other long-term assets	22,316	23,242

Total assets	$1,421,716	$1,438,660

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$119,666	$115,051
Accrued compensation and benefits	43,232	46,901
Current maturities of debt and short-term borrowings	22,500	18,750
Income taxes payable	5,928	9,254
Other current liabilities	56,577	51,956
Total current liabilities	247,903	241,912

Long-term debt, net	554,369	561,681
Deferred income taxes	27,899	31,356
Pension and postretirement benefit liabilities	24,634	25,667
Other long-term liabilities	56,824	57,094
Total liabilities	911,629	917,710

Shareholders' equity
Capital stock	15,898	15,879
Additional paid-in capital	125,250	114,980
Treasury stock	(617,731)	(617,731)
Retained earnings	1,264,615	1,259,645
Accumulated other comprehensive loss	(277,945)	(251,823)
Stock held in trust	(2,717)	(2,646)
Deferred compensation liability	2,717	2,646
Total shareholders' equity	510,087	520,950

Total liabilities and shareholders' equity	$1,421,716	$1,438,660

Actuant Corporation
Condensed Consolidated Statements of Earnings
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2016	2015

Net sales	$265,793	$305,011
Cost of products sold	172,726	196,449
Gross profit	93,067	108,562

Selling, administrative and engineering expenses	68,602	72,911
Amortization of intangible assets	5,262	5,900
Director & officer transition charges	7,784	-
Restructuring charges	2,948	4,380
Operating profit	8,471	25,371

Financing costs, net	7,132	7,117
Other (income) expense, net	(628)	619
Income before income tax (benefit) expense	1,967	17,635

Income tax (benefit) expense	(2,998)	2,187
Net income	$4,965	$15,448

Earnings per share
Basic	$0.08	$0.26
Diluted	0.08	0.26

Weighted average common shares outstanding
Basic	58,972	59,187
Diluted	59,616	59,713

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2016	2015

Operating Activities
Net earnings	$4,965	$15,448
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	10,896	12,472
Stock-based compensation expense	9,554	2,961
(Benefit) Provision for deferred income taxes	(2,865)	156
Amortization of debt issuance costs	413	413
Other non-cash adjustments	464	(930)
Changes in components of working capital and other:
Accounts receivable	(8,252)	(7,397)
Inventories	(8,142)	(2,851)
Trade accounts payable	6,768	7,735
Prepaid expenses and other assets	(5,485)	(9,211)
Income tax accounts	(2,324)	(4,294)
Accrued compensation and benefits	(2,757)	365
Other accrued liabilities	8,850	6,439
Cash provided by operating activities	12,085	21,306

Investing Activities
Capital expenditures	(5,139)	(5,529)
Proceeds from sale of property, plant and equipment	130	1,437
Business acquisitions, net of cash acquired	-	(530)
Cash used in investing activities	(5,009)	(4,622)

Financing Activities
Repayments on other debt	-	(218)
Principal repayments on term loan	(3,750)	-
Purchase of treasury shares	-	(4,682)
Taxes paid related to the net share settlement of equity awards	(223)	(937)
Stock option exercises, related tax benefits and other	1,342	1,090
Cash dividend	(2,358)	(2,376)
Cash used in financing activities	(4,989)	(7,123)

Effect of exchange rate changes on cash	(4,820)	(6,462)
Net (decrease) increase in cash and cash equivalents	(2,733)	3,099
Cash and cash equivalents - beginning of period	179,604	168,846
Cash and cash equivalents - end of period	$176,871	$171,945

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
(Dollars in thousands)

	FISCAL 2016					FISCAL 2017
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$88,870	$81,189	$95,750	$94,008	$359,817	$87,290	-	-	-	$87,290
ENERGY SEGMENT	113,763	86,224	101,300	91,443	392,730	84,646	-	-	-	84,646
ENGINEERED SOLUTIONS SEGMENT	102,378	95,876	108,291	90,318	396,863	93,857	-	-	-	93,857
TOTAL	$305,011	$263,289	$305,341	$275,769	$1,149,410	$265,793	-	-	-	$265,793

% SALES GROWTH
INDUSTRIAL SEGMENT	-13%	-16%	-8%	-6%	-11%	-2%	-	-	-	-2%
ENERGY SEGMENT	2%	-14%	2%	-9%	-5%	-26%	-	-	-	-26%
ENGINEERED SOLUTIONS SEGMENT	-10%	-8%	-8%	-9%	-9%	-8%	-	-	-	-8%
TOTAL	-7%	-13%	-5%	-8%	-8%	-13%	-	-	-	-13%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$21,263	$17,003	$22,519	$22,144	$82,929	$19,491	-	-	-	$19,491
ENERGY SEGMENT	12,124	5,348	12,438	8,941	38,851	3,328	-	-	-	3,328
ENGINEERED SOLUTIONS SEGMENT	4,937	2,555	4,768	927	13,187	2,834	-	-	-	2,834
CORPORATE / GENERAL	(8,573)	(6,928)	(7,886)	(5,623)	(29,010)	(6,450)	-	-	-	(6,450)
ADJUSTED OPERATING PROFIT	$29,751	$17,978	$31,839	$26,389	$105,957	$19,203	-	-	-	$19,203
IMPAIRMENT CHARGES	-	(186,511)	-	-	(186,511)	-	-	-	-	-
LOSS ON SANLO PRODUCT LINE DIVESTITURE	-	-	-	(5,092)	(5,092)	-	-	-	-	-
RESTRUCTURING CHARGES	(4,380)	(3,582)	(3,496)	(3,113)	(14,571)	(2,948)	-	-	-	(2,948)
DIRECTOR & OFFICER TRANSITION CHARGES	-	-	-	-	-	(7,784)	-	-	-	(7,784)
OPERATING PROFIT	$25,371	$(172,115)	$28,343	$18,184	$(100,217)	$8,471	-	-	-	$8,471

OPERATING PROFIT %
INDUSTRIAL SEGMENT	23.9%	20.9%	23.5%	23.6%	23.0%	22.3%	-	-	-	22.3%
ENERGY SEGMENT	10.7%	6.2%	12.3%	9.8%	9.9%	3.9%	-	-	-	3.9%
ENGINEERED SOLUTIONS SEGMENT	4.8%	2.7%	4.4%	1.0%	3.3%	3.0%	-	-	-	3.0%
ADJUSTED OPERATING PROFIT %	9.8%	6.8%	10.4%	9.6%	9.2%	7.2%	-	-	-	7.2%

EBITDA
INDUSTRIAL SEGMENT	$22,959	$18,829	$24,686	$24,209	$90,683	$21,217	-	-	-	$21,217
ENERGY SEGMENT	18,348	10,968	16,819	13,717	59,852	9,108	-	-	-	9,108
ENGINEERED SOLUTIONS SEGMENT	8,498	6,882	8,504	5,270	29,154	6,281	-	-	-	6,281
CORPORATE / GENERAL	(8,201)	(6,552)	(7,560)	(5,182)	(27,495)	(5,879)	-	-	-	(5,879)
ADJUSTED EBITDA	$41,604	$30,127	$42,449	$38,014	$152,194	$30,727	-	-	-	$30,727
IMPAIRMENT CHARGES	-	(186,511)	-	-	(186,511)	-	-	-	-	-
LOSS ON SANLO PRODUCT LINE DIVESTITURE	-	-	-	(5,092)	(5,092)	-	-	-	-	-
RESTRUCTURING CHARGES	(4,380)	(3,582)	(3,496)	(3,113)	(14,571)	(2,948)	-	-	-	(2,948)
DIRECTOR & OFFICER TRANSITION CHARGES	-	-	-	-	-	(7,784)	-	-	-	(7,784)
EBITDA	$37,224	$(159,966)	$38,953	$29,809	$(53,980)	$19,995	-	-	-	$19,995

ADJUSTED EBITDA %
INDUSTRIAL SEGMENT	25.8%	23.2%	25.8%	25.8%	25.2%	24.3%	-	-	-	24.3%
ENERGY SEGMENT	16.1%	12.7%	16.6%	15.0%	15.2%	10.8%	-	-	-	10.8%
ENGINEERED SOLUTIONS SEGMENT	8.3%	7.2%	7.9%	5.8%	7.3%	6.7%	-	-	-	6.7%
ADJUSTED EBITDA %	13.6%	11.4%	13.9%	13.8%	13.2%	11.6%	-	-	-	11.6%

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP MEASURE TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

	FISCAL 2016					FISCAL 2017
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
ADJUSTED EARNINGS (1)
NET EARNINGS (LOSS)	$15,448	$(159,190)	$21,166	$17,402	$(105,174)	$4,965	-	-	-	$4,965
IMPAIRMENT CHARGES	-	186,511	-	-	186,511	-	-	-	-	-
INCOME TAX BENEFIT ON IMPAIRMENT CHARGES	-	(17,455)	-	-	(17,455)	-	-	-	-	-
LOSS ON SANLO PRODUCT LINE DIVESTITURE	-	-	-	5,092	5,092	-	-	-	-	-
INCOME TAX BENEFIT ON SANLO PRODUCT LINE DIVESTITURE	-	-	-	(6,649)	(6,649)	-	-	-	-	-
DIRECTOR & OFFICER TRANSITION CHARGES	-	-	-	-	-	7,784	-	-	-	7,784
INCOME TAX BENEFIT ON DIRECTOR & OFFICER TRANSITION CHARGES	-	-	-	-	-	(2,880)	-	-	-	(2,880)
RESTRUCTURING CHARGES	4,380	3,582	3,496	3,113	14,571	2,948	-	-	-	2,948
INCOME TAX BENEFIT ON RESTRUCTURING CHARGES	(1,182)	(1,185)	(994)	(960)	(4,321)	(777)	-	-	-	(777)
ADJUSTED EARNINGS	$18,646	$12,263	$23,668	$17,998	$72,575	$12,040	-	-	-	$12,040

ADJUSTED EARNINGS PER SHARE (1)
NET EARNINGS (LOSS)	$0.26	$(2.70)	$0.36	$0.29	$(1.78)	$0.08	-	-	-	$0.08
IMPAIRMENT CHARGES	-	3.16	-	-	3.16	-	-	-	-	-
INCOME TAX BENEFIT ON IMPAIRMENT CHARGES	-	(0.30)	-	-	(0.30)	-	-	-	-	-
LOSS ON SANLO PRODUCT LINE DIVESTITURE	-	-	-	0.09	0.08	-	-	-	-	-
INCOME TAX BENEFIT ON SANLO PRODUCT LINE DIVESTITURE	-	-	-	(0.11)	(0.11)	-	-	-	-	-
DIRECTOR & OFFICER TRANSITION CHARGES	-	-	-	-	-	0.13	-	-	-	0.13
INCOME TAX BENEFIT ON DIRECTOR & OFFICER TRANSITION CHARGES	-	-	-	-	-	(0.05)	-	-	-	(0.05)
RESTRUCTURING CHARGES	0.07	0.06	0.06	0.05	0.24	0.05	-	-	-	0.05
INCOME TAX BENEFIT ON RESTRUCTURING CHARGES	(0.02)	(0.02)	(0.02)	(0.02)	(0.07)	(0.01)	-	-	-	(0.01)
ADJUSTED EARNINGS PER SHARE	$0.31	$0.21	$0.40	$0.30	$1.22	$0.20	-	-	-	$0.20

EBITDA (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$15,448	$(159,190)	$21,166	$17,402	$(105,174)	$4,965	-	-	-	$4,965
FINANCING COSTS, NET	7,117	6,866	7,253	7,532	28,768	7,132	-	-	-	7,132
INCOME TAX EXPENSE (BENEFIT)	2,187	(20,026)	(827)	(6,504)	(25,170)	(2,998)	-	-	-	(2,998)
DEPRECIATION & AMORTIZATION	12,472	12,384	11,361	11,379	47,596	10,896	-	-	-	10,896
EBITDA	$37,224	$(159,966)	$38,953	$29,809	$(53,980)	$19,995	-	-	-	$19,995
IMPAIRMENT CHARGES	-	186,511	-	-	186,511	-	-	-	-	-
LOSS ON SANLO PRODUCT LINE DIVESTITURE	-	-	-	5,092	5,092	-	-	-	-	-
DIRECTOR & OFFICER TRANSITION CHARGES	-	-	-	-	-	7,784	-	-	-	7,784
RESTRUCTURING CHARGES	4,380	3,582	3,496	3,113	14,571	2,948	-	-	-	2,948
ADJUSTED EBITDA	$41,604	$30,127	$42,449	$38,014	$152,194	$30,727	-	-	-	$30,727

FOOTNOTES

NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	Adjusted earnings and adjusted earnings per share represent net earnings (loss) and earnings (loss) per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings (loss) or earnings (loss) per share or as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(2)	EBITDA represents net earnings before financing costs, net, income tax expense, and depreciation & amortization. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings. EBITDA should not be considered as an alternative to net earnings (loss), operating profit (loss) or operating cash flows. Actuant has presented EBITDA because it regularly reviews this performance measure. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. The EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

CONTACT:
Actuant Corporation
Karen Bauer
Communications & Investor Relations Leader
262-293-1562